Registration Nos. 333-159101-01 and 333-159101
Filed Pursuant to Rule 424(b)(3)
JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
Supplement dated July 25, 2011 to PROSPECTUSES dated July 20, September 2, and October 9, 2009
This Supplement is intended to supplement prospectuses dated July 20, September 2, and October 9, 2009 for certain “JH CHOICE,” “JH ELECT,” “JH LIBERTY,” or “JH SIGNATURE” single payment modified guarantee deferred annuity contracts issued to Florida senior citizens on or after January 1, 2011 by John Hancock Life Insurance Company (U.S.A.) (the “Contracts”).
You should read this Supplement together with the current prospectus for the Contract you are considering for purchase (the “Annuity Prospectus”), and retain all documents for future reference. We define certain terms in this Supplement. If a term is not defined in this Supplement, it has the meaning given to it in the Annuity Prospectus. If you would like another copy of the Annuity Prospectus, please contact our Annuities Service Center at 800-344-1029 to request a free copy.
Florida Statute 627.4554(9)
Florida Statute 627.4554(9) (the “Law”) limits the time period during which we may assess a withdrawal charge under Contracts issued in the state of Florida. The Law became effective January 1, 2011. This Supplement provides information regarding the impact of the Law on the withdrawal charges imposed under Florida issued Contracts.
1. We revise the third paragraph under “IV. Charges, Deductions and Adjustments — Adjustments And Charges Upon Withdrawals” as follows:
We will not apply withdrawal charges on distributions made from a one-year or a two-year subsequent guarantee period. For Contracts issued in Florida on or after January 1, 2011 to residents aged 65 years or older, we will not apply withdrawal charges on any withdrawals taken after the tenth Contract Anniversary.
2. We add a new footnote below the tables that appear in Appendix B: “Withdrawal Charge Schedule,” as follows:
*	The Withdrawal Charge Schedule applicable during any Subsequent Guarantee Period does not apply to Contracts issued in Florida on or after January 1, 2011 to senior citizens (age 65 years or older on the Contract issue date) past the tenth Contract Anniversary.
Supplement dated July 25, 2011

303303:072211	333-159101
333-159101-01